Exhibit 99.1

OLD POINT FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2008 EARNINGS

•	First quarter 2008 net income up 2.8%

•	Net loans up 5.1%

•	Deposits up 4.1%

April 16, 2008, Hampton, VA Old Point Financial Corporation (Nasdaq “OPOF”) announced today net income of $2.0 million, or $0.40 per diluted share, for the quarter ended March 31, 2008, up $53 thousand, or 2.8% from the first quarter of 2007. Assets as of March 31, 2008 totaled $841.9 million, down slightly from March 31, 2007 assets of $843.3 million as balance sheet restructuring continues and $35.0 million in Federal Home Loan Bank (FHLB) advances have been retired. Net loans grew to $607.3 million, a 5.1% increase over 2007 first quarter net loans of $577.8 million. Deposits for the period increased to $621.0 million, or up 4.1% over March 31, 2007 deposits of $596.6 million. Dividends declared for the quarter were $0.16 per share, up $0.016, or 11.0% from the first quarter of 2007. Return on Average Assets (ROA) for year-to-date 2008 is 0.96%, and Return on Average Equity (ROE) is 9.75%.

“In this challenging economic environment, I am pleased to report that our growth in deposits and loans is good, our earnings are satisfactory, and our asset quality is sound,” said Robert F. Shuford, President and Chairman of Old Point Financial Corporation, “We have just opened our twentieth branch, in the Hilltop area of Virginia Beach, and with ATMs carrying our brand in every Walgreens store in Hampton Roads, bringing our total number of ATMs to sixty, we are more convenient than ever.”

Other items of note for the first quarter of 2008:

Net interest income after provision for loan losses was $6.2 million, up 4.8% or $281 thousand over the first quarter in 2007.

Total noninterest income for the quarter was $3.2 million, up 4.7% or $145 thousand higher than the comparable quarter of 2007.

Noninterest expenses increased by $336 thousand, or 5.3% on a quarter-to-quarter comparison.

Net Interest Margin (NIM) Despite six rate reductions in the last seven months, the Net Interest Margin improved from 3.27% in first quarter of 2007, to 3.43% in fourth quarter of 2007, to the first quarter of 2008 Net Interest Margin of 3.46%.

Non-Performing Assets (NPAs) Non-Performing Assets have increased over the last several quarters as the economy has slowed. NPAs were at $2.0 million for the three months ended March 31, 2007, $3.1 million for the fourth quarter of 2007, and $3.7 million for the three months ended March 31, 2008. Old Point National Bank is monitoring the loan portfolio closely and taking appropriate action as it is warranted.

Loans Charged Off (net of recoveries) Net loans charged off rose to $414 thousand, up $280 thousand from the first quarter 2007 total of $134 thousand, and up $111 thousand from the fourth quarter 2007 total of $303 thousand net loans charged off.

Allowance for Loan and Lease Losses (ALLL)/Provision for Loan Losses The March 31, 2008 ALLL balance declined by $114 thousand from the December 31, 2007 balance of $5.13 million due to the charge off of several loans totaling $375 thousand that were specifically allocated for in the fourth quarter of 2007. The first quarter 2008 provision for loan losses of $300 thousand reflects Management’s analysis of the loan portfolio factoring the underlying collateral value of the loans, plans for problem loan resolution, and current economic conditions.

Old Point Financial Corporation (“OPOF”–Nasdaq) is the parent company of Old Point National Bank, serving the community of Hampton Roads with 20 branches and sixty ATMs, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com

For more information contact: Lani Chisman Davis, Marketing Director, 757/ 728-1286

Old Point Financial Corporation and Subsidiaries

Consolidated Balance Sheet

(dollars in thousands, except for per share data)

	March 31, 2008	March 31, 2007
	(unaudited)	(unaudited)
Assets

Cash and due from banks	$20,520	$14,150
Federal funds sold	41,740	28,279

Cash and cash equivalents	62,260	42,429
Securities available-for-sale, at fair value	121,338	175,618
Securities held-to-maturity (fair value approximates $2,862 and $3,557)	2,804	3,532
Loans, net of allowance for loan losses of $5,017 and $4,950	607,292	577,812
Premises and equipment, net	27,450	26,179
Bank owned life insurance	12,979	10,756
Other assets	7,748	6,926

	$841,871	$843,252

Liabilities & Stockholders’ Equity

Deposits:
Noninterest-bearing deposits	$103,970	$98,978
Savings deposits	185,809	206,877
Time deposits	331,213	290,730

Total deposits	620,992	596,585
Federal funds purchased, repurchase agreements and other borrowings	55,975	52,139
Federal Home Loan Bank advances	80,000	115,000
Accrued expenses and other liabilities	3,873	3,324

Total liabilities	760,840	767,048
Stockholders’ equity:
Common stock, $5 par value, 10,000,000 shares authorized; 4,907,567 and 3,992,934 shares issued	24,538	19,965
Additional paid-in capital	15,386	14,951
Retained earnings	40,799	43,086
Accumulated other comprehensive income (loss)	308	(1,798)

Total stockholders’ equity	81,031	76,204

	$841,871	$843,252

Old Point Financial Corporation and Subsidiaries

Consolidated Statements of Income

(dollars in thousands, except for per share data)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$10,253	$10,237
Interest on federal funds sold	217	154
Interest on securities:
Taxable	993	1,224
Tax-exempt	275	326
Dividends and interest on all other securities	136	126

Total interest and dividend income	11,874	12,067
Interest Expense:
Interest on savings and interest-bearing demand deposits	410	633
Interest on time deposits	3,613	3,312

Interest on federal funds purchased, securities sold under agreement to repurchase and other borrowings	336	498
Interest on Federal Home Loan Bank advances	1,025	1,415

Total interest expense	5,384	5,858
Net interest income	6,490	6,209
Provision for loan losses	300	300

Net interest income, after provision for loan losses	6,190	5,909
Noninterest Income:
Income from fiduciary activities	848	797
Service charges on deposit accounts	1,427	1,393
Other service charges, commissions and fees	710	585
Income from bank owned life insurance	178	148
Gain on available-for-sale securities, net	—	3
Other operating income	60	152

Total noninterest income	3,223	3,078
Noninterest Expense:
Salaries and employee benefits	4,037	3,902
Occupancy and equipment	941	899
Data processing	237	204
Advertising	184	173
Customer development	223	177
Employee professional development	152	149
Other	887	821

Total noninterest expenses	6,661	6,325

Income before income taxes	2,752	2,662
Income tax expenses	782	745

Net income	$1,970	$1,917

Basic Earnings per Share:
Average shares outstanding	4,907,567	4,986,766
Net income per share of common stock	$0.40	$0.38
Diluted Earnings per Share:
Average shares outstanding	4,939,761	5,039,194
Net income per share of common stock	$0.40	$0.38

Old Point Financial Corporation and Subsidiaries

Selected Ratios

	3 months ended 3/31/2008	3 months ended 12/31/2007	3 months ended 3/31/2007
Net Interest Margin (FTE)	3.46%	3.43%	3.27%

NPAs/Total Assets	0.43%	0.38%	0.24%
Annualized Net Charge Offs/Total Loans	0.27%	0.11%	0.09%
Allowance for Loan Losses/Total Loans	0.82%	0.86%	0.85%

Non-Performing Assets (NPAs) (in thousands)
Loans> 90 days past due, but still accruing interest	$747	$623	$129
Restructured Loans	$—	$1,321	$1,321
Other Real Estate Owned (OREOs)	$1,120	$1,120	$405
Nonaccrual Loans	$1,790	$84	$166
Total Non-Performing Assets	$3,657	$3,148	$2,021
Loans Charged Off (net of recoveries)	$414	$303	$134